EX-99.B(g)(2)(i)

Exhibit A

DELEGATION AGREEMENT

WELLS FARGO FUNDS TRUST

Portfolios of Wells Fargo Funds Trust

Asia Pacific Fund

Common Stock Fund

Emerging Markets Focus Fund

Institutional Emerging Markets Fund

International Core Fund

International Equity Fund

International Value Fund

Mid Cap Disciplined Fund

Opportunity Fund

Outlook Today Fund

Outlook 2010 Fund

Outlook 2020 Fund

Outlook 2030 Fund

Outlook 2040 Fund

Overseas Fund

Small Cap Disciplined Fund

Small Cap Value Fund

Small/Mid Cap Value Fund

Specialized Health Sciences Fund

Specialized Technology Fund

Most recent annual approval by the Board of Trustees: April 4, 2005

Exhibit A amended: October 1, 2005

Exhibit B

Whenever used in the Foreign Custody Manager Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1. “Board” shall mean the board of directors or board of trustees, as the case may be, of the Trust.

2. “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3. “Monitoring System” shall mean a system established by the Custodian to fulfill the Responsibilities specified in clauses 1(d) and 1(e) of Article III of this Agreement.

4. “Qualified Foreign Bank” shall have the meaning provided in the Rule.

5. “Responsibilities” shall mean the responsibilities delegated to the Custodian as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

6. “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

7. “Securities Depository” shall mean any securities depository or clearing agency within the meaning of Section (a)(1)(ii) or (a)(1)(iii) of the Rule.

8. “Specified Country” shall mean each country identified on a list maintained from time to time by mutual agreement of the Trust and the Custodian and each country, other than the United States, constituting the primary market for a security with respect to which the Trust has given settlement instructions to the Custodian as custodian (the “Custodian”) under its Custody Agreement with the Trust.